Contact:
Harry Edelson Chairman of the Board and Chief Executive Officer China Opportunity Acquisition Corp. (201) 930-9202

FOR IMMEDIATE RELEASE

CHINA OPPORTUNITY ACQUISITION CORP.

OVER-ALLOTMENT OPTION EXERCISED

New York, New York, March 29, 2007 – China Opportunity Acquisition Corp. (OTC Bulletin Board: CHNQU) announced today the completion of the over-allotment option for its initial public offering to the full extent of 900,000 units.  Each unit consists of one share of common stock and two warrants.  The 6,900,000 units sold in the offering, including the 900,000 units subject to the over-allotment option, were sold at an offering price of $6.00 per unit, generating total gross proceeds of $41,400,000.  Simultaneously with the consummation of the initial public offering, the Company consummated the private sale of 2,266,667 warrants at a price of $0.60 per warrant, generating total proceeds of approximately $1,360,000.  The warrants were purchased by Harry Edelson, Nicholas Puro, Barry M. Shereck, Rose-Marie Fox (each a member of the Company’s board of directors), Daxi Li, (one of the Company’s special advisors), Eliot Clauss and John Allen (each a member of China Investment Group LLC, another of the Company’s special advisors).  Of the gross proceeds of the offering and private sale, $39,717,000 (or approximately $5.76 per share) was placed in trust.  EarlyBirdCapital, Inc. acted as representative of the underwriters for the initial public offering.  A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, New York, New York 10016.

China Opportunity Acquisition Corp. is a newly formed blank check company organized for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, an operating business, or control of such operating business, through contractual arrangements, that has its principal operations located in the People’s Republic of China.

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